Exhibit 5.1
August 16, 2006
Alfacell Corporation
225 Belleville Avenue
Bloomfield, NJ 07003

Re:	Alfacell Corporation — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Alfacell Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 16, 2006 (as further amended or supplemented, the “Registration Statement”) relating to the registration for resale by the selling shareholders referenced therein of an aggregate of up to 12,914,344 shares of the Company’s Common Stock, par value $0.001 (the “Common Stock) consisting of: (i) 6,457,172 outstanding shares of Common Stock (the “Outstanding Shares”) and (ii) 6,457,172 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”).
     We have reviewed, among other things, the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended and as proposed to be amended, and the records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.
     In rendering this opinion, we have assumed and relied upon, without independent investigation, other than the inquiry referred to above, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied, without any investigation, upon the accuracy of certain of the representations and warranties in the certificates of certain officers of the Company and upon the accuracy of the statements contained in the Registration Statement and in certificates of public officials referred to above.
     Based upon the foregoing and in reliance thereon, it is our opinion that:
     1. the Outstanding Shares to be sold by the selling shareholders pursuant to the registration statement have been validly issued and are fully paid and non-assessable; and
     2. the shares of Common Stock issuable upon the exercise of the Warrants have been duly authorized and reserved and, when issued in accordance with the respective terms of the Warrants against payment therefore, will be validly issued, fully paid and non-assessable.

     This opinion is rendered to you in connection with the Registration Statement and is for your benefit. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion. We express no opinion herein as to the laws of any state or jurisdiction other than the State of Delaware and the federal laws of the United States.
     We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP